Exhibit 99.1

JetPay® Corporation Announces Acquisition of ACI Merchant Systems

Berwyn, PA – November 10, 2014 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”), a leading provider of debit and credit card processing, payroll, and prepaid card services, today announced the closing of the acquisition of ACI Merchant Systems, LLC (“ACI”), a Langhorne, Pennsylvania based debit and credit card processing company. The combined company will process approximately $20 billion in payments for approximately 14,000 businesses throughout the United States.

ACI was founded in 2004 by Michael Collester specifically to provide debit and credit card processing services in partnership with banks, credit unions, and other financial institutions, as well as industry associations and others. ACI delivers these high-quality products and services using scale and service economies that individual banks and credit unions would not be able to provide. ACI services several thousand businesses, primarily in the Mid-Atlantic and Northeast regions of the United States.

Bipin C. Shah, Chairman and CEO of JetPay Corporation, stated: “We are excited about having Mike Collester and his team at ACI join the JetPay family. I have known Mike for many years and have always admired his leadership ability to grow an organization and provide valued and innovative solutions to his customers.” Mr. Shah further commented, “The financial institution delivery channel is one of the core strategic pillars of JetPay, and ACI will not only help us to expand our debit and credit card processing reach, but will also provide an excellent customer base and channel to offer our payroll and prepaid card services.”

“JetPay provides ACI the ability to offer enhanced service to our financial institution customers. The breadth of JetPay’s technologically advanced credit and debit card processing product line will bring our customers added value,” said Michael Collester, President of ACI. “Many of our financial institution customers have asked us about providing additional value-added services like payroll and prepaid card products, to allow these smaller institutions to better compete with their regional and national competitors and generate additional fee revenues.” Mr. Collester continued, “JetPay affords us the opportunity to provide these services in a quality and easy-to-service manner. We are excited to be part of the JetPay team.”

The acquisition will be funded by a combination of a credit facility from Metro Bank of Harrisburg, PA, the sale of Series A Preferred Stock to Flexpoint Ford under an existing commitment, and the issuance of shares of JetPay common stock. The transaction is expected to be immediately accretive.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs of businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

About ACI Merchant Systems

Originally founded in 2004, ACI Merchant Systems, LLC, headquartered in Langhorne, Pennsylvania, has become one of the nation’s premier providers of transaction processing services and payment technologies to financial institutions, VAR's and merchants.  ACI provides state-of-the-art payment processing services to an entire array of merchant types and sizes, ranging from the smallest of home-based businesses to mid-sized and high-volume merchants. ACI's executive management team has over 75 years of combined industry specific experience. In partnership with ACI, clients gain not only a relationship with an integrity-based company they can trust, but also a partnership with a company that continually strives to provide innovative, cost effective payment processing solutions. For more information, please visit www.acimerchant.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

JetPay Corporation	-or-	JetPay Corporation
Peter Davidson		Joan Wurzel, Senior Vice President
Vice Chairman		Director of Corporate Communications
(484) 324-7980		610-747-0256
Peter.davidson@jetpaycorp.com		joan.wurzel@jetpaycorp.com

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